August 9, 2005
Exhibit 15
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Johnson Controls, Inc. Registration Statements Nos. 33-50110, 33-57685, 33-64703, 333-13525, 333-59594 and 333-111192 on Form S-3 and 33-30309, 33-31271, 33-58092, 33-58094, 33-49862, 333-10707, 333-36311, 333-66073, 333-41564 and 333-117898 on Form S-8.
Commissioners:
We are aware that our report dated August 9, 2005, on our review of interim financial information of Johnson Controls, Inc. (the “Company”) for the three and nine month periods ended June 30, 2005 and 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 is incorporated by reference in the afore referenced Registration Statements.
Yours very truly,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

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